As filed with the Securities and Exchange Commission on September 28, 1995

                                                       Registration No. 33-85334


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                             _____________________

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                             FORM SB-2 ON FORM S-3
                                     Under
                           The Securities Act of 1933
                             _____________________

                             POLYPHASE CORPORATION
               (Exact name of registrant as specified in charter)


            Nevada                                             23-2708876
    (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                        Identification No.)

   16885 Dallas Parkway, Suite 400                         Paul A. Tanner
        Dallas, Texas 75248                              Polyphase Corporation
          (214) 732-0010                                 16885 Dallas Parkway
  (Address, including zip code, and                      Dallas, Texas  75248
  telephone number, including area                          (214) 732-0010
  code, of registrant's principal                     (Name, address, including
       executive offices)                              zip code, and telephone
                                                        number, including area
                                                          code, of agent for
                                                                service)


                         Copies of communications to:
                           Ronald J. Frappier, Esq.
                Jenkens & Gilchrist, a Professional Corporation
                         1445 Ross Avenue, Suite 3200
                             Dallas, Texas  75202
                                (214) 855-4500
                             ____________________

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check at the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_] ________________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                              ____________________

     This Registration Statement shall become effective in accordance with
Section 8(c) of the Securities Act of 1933 on such date as the Commission, acting pursuant to said Section 8(c), may determine.

PROSPECTUS

                             POLYPHASE CORPORATION

                                8,945,500 Shares

                          Common Stock, $.01 Par Value

     This Prospectus relates to 8,945,500 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Polyphase Corporation, a Nevada Corporation (the "Company"), that may be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders").

     The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "PLY." On September 15, 1995, the closing price for the Common Stock on the AMEX was $3.4375.

     The Shares offered hereby may be sold from time to time by the Selling Stockholders. Such sales may be made directly, through agents designated from time to time, or through dealers and underwriters also to be designated, or on the AMEX or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions (which may include the pledge or hypothecation of some or all of the Shares). To the extent required, the specific shares of Common Stock to be sold, name of the Selling Stockholder (or the pledgee of such Selling Stockholder, as the case may be), public offering price, the names of any such agents, dealers or underwriters, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.
See "Plan of Distribution; Selling Stockholders."

     The Company will receive none of the proceeds from the sale of the Common Stock offered hereby by the Selling Stockholders. All expenses of registration incurred in connection with this offering are being borne by the Company. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     For a discussion of certain risks of an investment in the Shares, see "Risk Factors" beginning on page 6 of this Prospectus.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _______________________


            The date of this Prospectus is __________________, 1995.

                               TABLE OF CONTENTS

                                                                     Page
Available Information...............................................   3
Incorporation of Certain Documents by Reference.....................   4
Prospectus Summary..................................................   5
Risk Factors........................................................   6
The Company.........................................................   9
Use of Proceeds.....................................................   9
Material Change.....................................................   9
Indemnification Provisions..........................................  10
Plan of Distribution; Selling Stockholders..........................  11
Legal Matters.......................................................  13
Experts.............................................................  13

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices or public reference facilities of the Commission: Northwestern Atrium Center, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

          The Common Stock is listed on the AMEX. Such reports, proxy statements and other information filed pursuant to the Exchange Act may be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

          Additional information regarding the Company and the shares of Common Stock offered hereby is contained in the registration statement entitled "Post-Effective Amendment No. 2 to Form SB-2 on Form S-3," of which this Prospectus forms a part, and the exhibits relating thereto (the "Registration Statement"), filed with the Commission under the Securities Act of 1933, as amended (the "1933 Act"). For further information pertaining to the Company and the Shares, reference is made to the Registration Statement which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549.

          The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone request should be directed to:
Polyphase Corporation, 16885 Dallas Parkway, Suite 400, Dallas, Texas  75248,
Attention: William E. Shatley, Senior Vice President and Treasurer (telephone 214/732-0010).

          No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase any securities other than the shares of Common Stock offered hereby, or in any state or jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents have been filed with the Commission and are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-KSB for the year ended September 30, 1994.

          2. The Company's Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1994, March 31, 1995 and June 30, 1995, respectively.

          3. The Company's Current Report on Form 8-K dated June 24, 1994, filed with the Commission on July 11, 1994, which was amended under cover of Form 8-K/A (Amendment No. 1), filed with the Commission on September 6, 1994, and Form 8-K/A (Amendment No. 2), filed with the Commission on April 3, 1995.


          4. The Company's Current Report on Form 8-K dated May 5, 1995, filed with the Commission on May 22, 1995, which was amended under cover of Form 8-K/A (Amendment No. 1), filed with the Commission on July 19, 1995.

          5. The Company's Current Report on Form 8-K, dated May 8, 1995, filed with the Commission on May 12, 1995, which was amended under cover of Form 8-K/A (Amendment No. 1), filed with the Commission on May 18, 1995.

          6. The Company's Current Report on Form 8-K, dated May 31, 1995, filed with the Commission on June 5, 1995.

          7. The description of the of the Common Stock set forth in the Registration Statement on Form 8-B, dated August 26, 1994, including any amendment or report filed for the purpose of updating such description.

          8. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering.

          Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               PROSPECTUS SUMMARY

          The following information is qualified in its entirety by the more detailed information, financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this Prospectus.


                                  The Company

          The Company is a diversified holding company that, through its subsidiaries, currently operates primarily in four industry segments: the forestry segment, which distributes, leases and provides financing for industrial and commercial timber and logging equipment (the "Forestry Group"); the computer segment, which markets, services and provides the networking of computers and related equipment and electronic parts (the "Computer Group"); the transformer segment, which manufactures and markets electronic transformers, inductors and filters (the "Transformer Group"); and the food processing segment, which produces high quality entrees, plated meals, soups, sauces and poultry, meat and fish specialties (the "Food Group"). The address of the Company is 16885 Dallas Parkway, Dallas, Texas 75248, and its telephone number is (214) 732-0010.

                                  The Offering

          This Prospectus relates to 8,945,500 shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Plan of Distribution; Selling Stockholders."


                                Material Change

          On February 28, 1995, a class action suit was filed in the United States District Court for the Eastern District of New York (the "New York Court") against the Company, Paul A. Tanner, James Rudis and William E. Shatley (Messrs. Tanner, Rudis and Shatley being herein collectively referred to as the "Individuals") seeking at least $15 million in damages plus an unspecified amount for plaintiffs' costs. The claims against the Company and the Individuals were brought pursuant to Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, and against the Individuals pursuant to Section 20 of the Exchange Act. The suit claims, among other things, that the Company and the Individuals were responsible for artificially inflating the market price of the Common Stock during the period of October 26, 1993 through January 15, 1995. The New York Court has transferred venue for the suit to the United States District Court for the Northern District of Texas. The Company intends to defend these allegations vigorously.

                                  RISK FACTORS

          Before purchasing any shares of Common Stock offered by this Prospectus, prospective investors should consider carefully the following factors relating to the Company and this offering, together with the other information, financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this Prospectus.

Potential Dilution and Market Impact from Outstanding Capital Stock and Options


          As of September 15, 1995, the Company had issued and outstanding 12,619,116 shares of Common Stock. In addition, at September 15, 1995, the Company also had outstanding stock options, which if exercised (and, in the case of the options that are exercisable for shares of any series of the Company's preferred stock, par value $.01 per share (the "Preferred Stock"), converted) would require the issuance by the Company of in excess of approximately 1,468,000 shares of Common Stock. Were the Company to issue additional shares of Common Stock or Preferred Stock, in connection with acquisitions or otherwise, or were a substantial number of stock options exercised for shares of Common Stock, or exercised for shares of Preferred Stock and subsequently converted into Common Stock, the voting power of each holder of Common Stock would be diluted accordingly. Moreover, the prevailing market price for the Common Stock may be materially and adversely affected by the addition of a substantial number of shares of Common Stock, including the Shares offered hereby, into the market, by the issuance by the Company of a substantial number of shares of Preferred Stock, in connection with acquisitions or otherwise, or by the mere registration under the 1933 Act of the sale of the Shares offered hereby. See "--Competition for Acquisition Opportunities."

Potentially Volatile Stock Price

          Since the latter part of fiscal 1992, the Company's stock price has been volatile. On October 1, 1992, the closing price for the Common Stock on the AMEX was $.3125, while the closing price of the Common Stock on the AMEX on September 15, 1995 was $3.4375. On October 3, 1994, the closing price of the Common Stock on the AMEX was $5.75. Factors such as the Company's operating results or other announcements by the Company or its competitors may have a significant impact on the market price of the Company's securities. In addition, because the Company's expansion and diversification philosophy is highly dependent on acquisitions, the price of the Common Stock may be highly volatile and may rise or decline at an equal or greater rate than the rate at which it has risen and declined over the last two years.

Difficulty of Planned Expansion; Management of Growth

          Since a change in management in December 1992, the Company has expanded its operations rapidly, and it plans to continue to further expand its level of operations in all areas following this offering. The Company's operating results will be adversely affected if net revenues do not increase sufficiently to compensate for the increase in operating expenses caused by this expansion. In addition, the Company's planned expansion of operations may cause significant strain on the Company's management, technical, financial and other resources. To manage its growth effectively, the Company must continue to improve and expand its existing resources and management information systems and must attract, train and motivate qualified managers and employees. There can be no assurance, however, that the Company will successfully be able to achieve these goals. If the Company is unable to manage its growth effectively, its operating results will be adversely affected.

Dependence on Key Personnel

          The success of the Company is dependent, in part, on its key management personnel. In particular, the Company is highly dependent upon Paul
A. Tanner, the Company's Chairman of the Board, President and Chief Executive Officer, James Rudis, the Company's Executive Vice President, William E. Shatley, the Company's Senior Vice President, Harold Estes, the President of Texas Timberjack, Inc., a subsidiary of the Company ("TTI"), and Edward R. Marek, the Executive Vice President and General Manager of Overhill
Farms, Inc., a subsidiary of the Company ("Overhill"). The loss of the services of Mr. Tanner, Mr. Rudis, Mr. Shatley, Mr. Estes or Mr. Marek could have a material adverse effect on the Company. In addition, expansion of the Company's business may require additional managers and employees with experience in the industries within which the Company operates. In general, because competition within such industries is intense, competition for skilled management personnel and other employees is intense, which may make it more difficult and expensive to attract and retain qualified management and other employees.

Competition for Acquisition Opportunities

          The Company has undertaken an aggressive long-term program to diversify its activities and expand its operations. A substantial portion of such diversification and expansion has been achieved through acquisitions of operating companies. The Company will continue to seek out and pursue potential acquisitions in the future that management believes will complement the overall profitability of the Company. However, the Company faces intense competition in the acquisition market, which may tend to increase the price the Company must pay for businesses the Company desires to acquire. No assurance can be given that the Company will be successful in further expanding or diversifying its activities through future acquisitions, or that if future acquisitions are consummated, overall profitability of the Company will, in fact, be enhanced. The Company is not currently involved in any negotiations for acquisitions which would be considered probable.

Dependence of Forestry Group on the Logging Industry

          Demand for the Forestry Group's products and services is directly related to activity in the logging industry and general economic conditions.
The Forestry Group is currently comprised only of TTI. TTI is involved in the sale, leasing, and financing of the equipment it distributes as well as the servicing of all major brands of related equipment. TTI's operations are primarily concentrated in the forested areas of East Texas although its market extends to surrounding states. TTI operates in a fragmented industry where its major competition is from distributors and dealers of Caterpillar and John Deere equipment. Various economic conditions beyond the control of the Company or TTI affect the markets for TTI's products and services, including the general economic conditions in the regions in which TTI operates, general economic conditions in the logging industry, the weather and, because TTI often provides financing for the timber and logging equipment that it sells, short- and long-term interest rates.

Regional and Local Markets of Forestry Group

          The Company's operations are concentrated in various regional and local markets. In particular, the Forestry Group operates primarily within Eastern Texas and Western Louisiana. The demand for the Forestry Group's products and services within these regions is cyclical, experiencing peaks and valleys corresponding to regional and local cycles for logging products.
Factors that affect the cyclical nature of the logging industry include weather, paper and lumber demand, and building and construction activity. In addition, demand for logging products is somewhat seasonal because of various factors, which include the cyclical factors mentioned above. Accordingly, the profitability of TTI, and correspondingly the Company, may be significantly affected by such cycles and seasonality.

Dependence on Major Customers of Transformer Group

          A substantial amount of the transformers and filters sold by the Transformer Group, which is currently comprised of Polyphase Instrument Co. ("PIC"), are incorporated into equipment and systems used by branches of the United States Armed Forces in defense-related programs. Reliance on sales to companies who are dependent, in part, on defense programs of the United States Armed Forces has certain inherent risks, including dependence on Congressional appropriations and administrative allotment of funds, changes in governmental policies reflecting military and political development and other factors, characteristic of the defense industry, which cause economic uncertainty in the defense industry. Because the Transformer Group is highly dependent on customers whose products are incorporated in defense-related products, the recent cutbacks and proposed cutbacks in the appropriations by Congress for the United States Armed Forces may cause a decline in the Transformer Group's sales of transformers and filters. The Company does not anticipate that any such declines will materially and adversely affect its future business or results of operations, but no assurances can be given that, if such declines do occur, the Transformer Group will be able to offset such declines through additional sales to other or new customers.

          Approximately 84% of the Transformer Group's sales in fiscal 1994 were derived from nine customers. In particular, Martin Marietta, its predecessor company and its affiliates ("Martin Marietta") accounted for approximately 55% of the Transformer Group's sales in fiscal 1994. On a consolidated basis, these nine customers accounted for approximately 12% of the Company's consolidated sales in fiscal 1994 and Martin Marietta accounted for approximately 8% of the Company's consolidated sales in fiscal 1994. Although the Company considers its relationships with these nine customers to be good, there can be no assurance that these relationships will continue as presently in effect. In short, a decline in the sales of the Transformer Group's products to these nine customers or the loss of, or a significant change in, the relationship between the Company and any of these key customers could have a material adverse effect on the Company's business and operating results.

Dependence on Major Customers of Food Group

          On May 5, 1995, Overhill acquired substantially all of the operating assets of IBM Foods, Inc. ("IBM"). Operations in the Food Group currently consist only of the operations of Overhill. Approximately 72% of IBM's sales in its fiscal 1994 were derived from five customers, two of which accounted for approximately 49% of its total sales, Jenny Craig, Inc. (35%) and American Airlines (14%). On a pro forma consolidated basis these five customers would have accounted for approximately 48% of the Company's pro forma consolidated sales in fiscal 1994 and Jenny Craig would have represented approximately 23% of the Company's pro forma consolidated sales for such fiscal year. Although the Company considers its relationships with these five customers to be good, there can be no assurance that these relationships will continue as presently in effect. A decline in the sales of the Food Group's products to these five customers or the loss of, or a significant change in, the relationship between the Company and any of these key customers could have a material adverse effect on the Company's business and operating results.

Competition

          Competition in the industries in which the Company operates generally is intense. Many of the Company's competitors have greater market recognition and greater, financial, technical, marketing and human resources than the Company. There can be no assurance that the Company will compete successfully against existing companies or new entrants to the marketplace. Furthermore, the development by competitors of new or improved products, services and/or technologies may render the Company's products or services (or proposed products or services) obsolete or less competitive.

Effect of Certain Provisions of the Company's Articles of Incorporation

          The Company's Articles of Incorporation contain certain provisions that may tend to delay, deter, or prevent a takeover of the Company that stockholders might consider to be in their best interest. These provisions include the following:

          Preferred Stock. The Company's Articles of Incorporation permit the Company's Board of Directors to issue at any time without stockholder approval up to 50,000,000 shares of Preferred Stock, in one or more series, with preferential voting or other rights that would tend to discourage, deter or delay a takeover by reducing the ability of a potential acquiror to acquire the necessary votes to obtain control of the Company. Pursuant to its power to establish series of Preferred Stock, the Board of Directors may also, by resolution, establish or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption of the Preferred Stock and may issue such shares of Preferred Stock for such consideration and on such terms as it deems desirable. Acting pursuant to this authority the Board of Directors has designated a total of 750,000 shares of Series A-2 Preferred Stock, 750,000 shares of Series A-5 Preferred Stock, 375,000 Series A Preferred Stock, 300,000 shares of Series B Preferred Stock, 300,000 shares of Series C Preferred Stock, 600,000 shares of Series D Preferred Stock and 1,325,000 shares of Series E Preferred Stock. Each currently existing series of Preferred Stock allows for the outstanding shares in such series to be converted at the option of the holder into shares of Common Stock. The conversion ratios for the currently designated series of Preferred Stock range from 1 to 20 shares of Common Stock issuable for each share of Preferred Stock surrendered for conversion. The Company currently has no outstanding shares of Preferred Stock, although it may in the future issue shares in one or more of its currently designated series of Preferred stock or in additional series of Preferred Stock which have yet to be designated, particularly in connection with any future acquisitions the Company may make. See "Risk Factors--Potential Dilution and Market Impact from Outstanding Capital Stock and Options."

          Other items. The Company's Articles of Incorporation contain certain provisions with respect to the indemnification of the Company's officers, directors, employees and agents. See "Indemnification Provisions."

          Article Eleventh of the Company's Articles of Incorporation provides that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of his fiduciary duty as a director or officer involving any act or omission of such director or officer, except for personal liability resulting from acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of distributions in violation of the Nevada General Corporation Law ("NGCL").

                                  THE COMPANY

          The Company is a diversified holding company that, through its subsidiaries, currently operates primarily in four industry segments: the forestry segment, which distributes, leases and provides financing for industrial and commercial timber and logging equipment; the computer segment, which markets, services and provides the networking of computers and related equipment and electronic parts; the transformer segment, which manufactures and markets electronic transformers, inductors and filters; and the food processing segment, which produces high quality entrees, plated meals, soups, sauces and poultry, meat and fish specialties. The address of the Company is 16885 Dallas Parkway, Dallas, Texas 75248, and its telephone number is (214) 732-0010.

                                USE OF PROCEEDS

          This Prospectus relates to shares of Common Stock that may be offered from time to time by the Selling Stockholders. See "Plan of Distribution; Selling Stockholders." The Company will receive none of the proceeds from the sale of the Common Stock offered hereby by the Selling Stockholders.

                                MATERIAL CHANGE

          On February 28, 1995, a class action suit was filed in the New York Court against the Company, Paul A. Tanner, James Rudis and William E. Shatley seeking at least $15 million in damages plus an unspecified amount for plaintiffs' costs. The claims against the Company and the Individuals were brought pursuant to Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, and against the Individuals pursuant to Section 20 of the Exchange Act. The suit claims, among other things, that the Company and the Individuals were responsible for artificially inflating the market price of the Common Stock during the period of October 26, 1993 through January 15, 1995. The New York Court has transferred venue for the suit to the United States District Court for the Northern District of Texas. The Company intends to defend these allegations vigorously.

                                 INDEMNIFICATION PROVISIONS

          The Company is a Nevada corporation. Section 78.751 of the NGCL provides authority for broad indemnification of officers, directors, employees and agents of a corporation. The NGCL also permits a corporation to purchase and maintain liability insurance on behalf of any such officer, director, employee or agent of a corporation.

          Article Eleventh of the Company's Articles of Incorporation provides that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of his fiduciary duty as a director or officer involving any act or omission of such director or officer, except for personal liability resulting from acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of distributions in violation of the NGCL.

          Article Tenth of the Company's Articles of Incorporation provides that the Company shall have the power both to indemnify its directors, officers, employees and agents to the extent currently allowed by the NGCL and to purchase and maintain liability insurance on behalf of such persons. At the present time, the Company does not have any such liability insurance, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                   PLAN OF DISTRIBUTION; SELLING STOCKHOLDERS

          This Prospectus relates to 8,945,500 shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

          Set forth below is information, as of September 15, 1995, regarding the beneficial ownership of the Shares by each Selling Stockholder.


                                                         Number of Shares   Number of
                                                         of Common Stock     Shares of         Common Stock
                                                          Beneficially        Common           Beneficially
                                                          Owned Prior to       Stock            Owned After
                                                           Offering (1)       Offered          Offering (2)
                                                         ----------------  -------------  ----------------------
                                                                                             Number      Percent
                                                                                          ----------    --------
Credit Resolution Corporation..........................         37,500         37,500           0           0
Steven T. Douglas......................................        500,000        500,000           0           0
Weldon Hays............................................        250,000        250,000           0           0
International Business Exchange
  Corporation..........................................         15,000         15,000           0           0
Kazlow & Kazlow........................................         50,000         50,000           0           0
Kronish, Lieb, Weiner & Hellman........................        160,000        160,000           0           0
Ric Mitchell...........................................         20,000         20,000           0           0
Bonnie J. Moore & Michael Moore........................         40,000         40,000           0           0
Michael C. Moore, MDPC Pension &
  Profit Sharing Plan..................................         40,000         40,000           0           0
Michael C. Moore, MDPC Pension Plan....................         40,000         40,000           0           0
Michael Panayiotis.....................................        150,000        150,000           0           0
Michael A. Roberts.....................................         40,000         40,000           0           0
Walter W. Scherf.......................................         24,000         24,000           0           0
James T. Taylor........................................         80,000         80,000           0           0
Ronald H. Underwood....................................        150,000        150,000           0           0
Jefferson Marketing Corp...............................        150,000        150,000           0           0
Pyrenees Group.........................................      4,115,000(3)   4,115,000(3)        0           0
Scientific Plastics, Inc...............................         80,000         80,000           0           0
IBM Foods, Inc.........................................        300,000        300,000           0           0
David L. Brown.........................................        150,000        150,000           0           0
Gene H. Thurston, Jr...................................         75,000         75,000           0           0
Mike S. Boatman........................................        311,700         87,500     224,200         1.8%
Paul Stevens...........................................        150,000        150,000           0           0
Harold Estes...........................................      2,000,000(4)   2,000,000(4)        0           0
Brett Ashley...........................................        117,600        117,600           0           0
Michel Swornik.........................................         81,600         81,600           0           0
Serge Bien-Aime........................................         40,800         40,800           0           0
Steven R. Block........................................          1,500          1,500           0           0

---------------

(1) Unless otherwise indicated, to the knowledge of the Company, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable.

(2) Assumes that all shares of Common Stock offered hereby by each Selling Stockholder are actually sold. Such presentation is based on 12,619,116 shares of Common Stock outstanding as of September 15, 1995.

(3) The Pyrenees Group, a Nevada corporation, is owned by Paul A. Tanner (8%), James Rudis (10%), William E. Shatley (5%), Wayne H. Creasy (20%), Lefferts
     L. Mabie, Jr. (3%), the Tanner Family Trust (20%), the Elizabeth Carter Children's Foundation (30%) and four other investors (1% each). Mr. Paul A. Tanner, the sole member of the Board of Directors of the Pyrenees Group, has sole voting and dispositive power with respect to the shares shown. This figure of 4,115,000 includes 3,140,000 shares of Common Stock that are held by the Pyrenees Group and 975,000 shares of Common Stock underlying the remainder of the Pyrenees Group's options regarding Preferred Stock of the Company.

(4)  Mr. Estes is the President of TTI.

     Holders of a total of 7,668,000 of the Shares have agreed with the Company that they (together with any successors, assigns or pledgees) will not sell more than 848,000 of the Shares during any consecutive three-month period.

     The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares offered by this Prospectus from time to time (i) on the AMEX, (ii) otherwise than on the AMEX, in negotiated transactions (which may include the pledge or hypothecation of some or all of the Shares) at fixed prices which may be changed, at market prices prevailing at the time of sale or at prices reasonably related thereto or at negotiated prices, or (iii) by a combination of the foregoing methods of sale. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Stockholders and any broker-dealers with respect to the sale of the Shares offered by this Prospectus. The Selling Stockholders and any broker, dealer or other agent executing sell orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act, in which event commissions received by any such broker, dealer or agent and profit on any resale of the Shares of principal may be deemed to be underwriting commissions under the 1933 Act. Such commissions received by a broker, dealer or agent may be in excess of customary compensation. The Shares may also be sold in accordance with Rule 144 and Rule 145 under the 1933 Act.

     All expenses of registration incurred in connection with the offering will be borne by the Company. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     In effecting the sale of the Shares offered by this Prospectus, each of the Selling Stockholders must comply with Rule 10b-6 under the Exchange Act, which will require that a Selling Stockholder, as well as any person who acts in concert with such Selling Stockholder and the broker, if any, who sells the Shares on behalf of such Selling Stockholder, suspend all purchases of shares of Common Stock at least nine (9) business days prior to and during any offers and sales by such Selling Stockholder of the Shares offered by this Prospectus. In the case of any Selling Stockholder who is an affiliate of the Company, Rule 10b-6 also requires the Company and all persons who are in a control relationship with the Company to suspend all purchases of capital stock of the Company at least nine business days prior to and during any offers and sales by the affiliate Selling Stockholder of the shares of common stock offered by this Prospectus. The Company will require each Selling Stockholder, and his or her broker if applicable, to provide a letter that acknowledges his or her compliance with Rule 10b-6 before authorizing the transfer of such Selling Stockholder's Shares.

                                 LEGAL MATTERS

          The validity of the Shares being offered hereby will be passed upon for the Company by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

                                    EXPERTS

          The consolidated financial statements of the Company as of September 30, 1994 and 1993 and for each of the years in the two-year period ended September 30, 1994 incorporated in this Prospectus by reference to the annual report on Form 10-KSB for the year ended September 30, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          The financial statements of TTI as of March 31, 1994 and 1993 and for each of the years in the two-year period ended March 31, 1994 incorporated in this Prospectus by reference to the Current Report on Form 8/K dated June 24, 1994, which was amended under cover of Form 8-K/A (Amendment No. 1), filed with the Commission on August 31, 1994, and Form 8-K/A (Amendment No. 2), filed with the Commission on April 3, 1995, have been so incorporated in reliance on the reports of Axley & Rode LLP, independent auditors, given upon the authority of said firm as experts in auditing and accounting.

          The financial statements of IBM Foods, Inc. at September 25, 1994, and for the year ended September 25, 1994, the four months ended September 26, 1993, and the year ended May 30, 1993, appearing in Polyphase Corporation's Current Report on Form 8-K dated May 5, 1995, which was amended under cover of Form 8-K/A (Amendment No. 1) filed with the Commission on July 19, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

          The estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereunder are as follows:

Securities and Exchange Commission registration fee..  $ 17,016

American Stock Exchange Listing Fee..................  $ 17,500

Legal fees and expenses..............................  $ 60,000

Blue Sky fees and expenses (including legal fees)....  $  7,000

Printing and engraving expenses......................  $ 16,000

Accounting fees and expenses.........................  $100,000

Transfer Agent and Registrar fees....................  $  2,500

Miscellaneous........................................  $  4,984
                                                       --------

 TOTAL                                                 $225,000
                                                       ========

     The Selling Stockholders are paying none of the expenses of registration incurred with this offering.

ITEM 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     The Company is a Nevada corporation. Section 78.751 of the General Corporation Law of Nevada (the "NGCL") provides authority for broad indemnification of officers, directors, employees and agents of a corporation. The NGCL also permits a corporation to purchase and maintain liability insurance on behalf of any such officer, director, employee or agent of a corporation.


     Article Eleventh of the Company's Articles of Incorporation provides that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of his fiduciary duty as a director or officer involving any act or omission of such director or officer, except for personal liability resulting from acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of distributions in violation of the NGCL.

     Article Tenth of the Company's Articles of Incorporation provides that the Company shall have the power both to indemnify its directors, officers, employees and agents to the extent currently allowed by the NGCL and to purchase and maintain liability insurance on behalf of such persons.

     At the present time, the Company does not have any such liability insurance, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 16.  Exhibits.
          --------

     4.1 Articles of Incorporation of the Company, as amended (incorporated by reference from Exhibit 4.1 and Exhibits 4.3 through 4.8 to the Company's registration statement on Form S-8 (No. 33-82008), filed with the Commission on July 27, 1994 and from Exhibit 4.9 to the Company's registration statement on Form SB-2 (No. 33-85334), filed with the Commission on October 19, 1994)

     4.2 Bylaws of the Company (incorporated by reference from Exhibit 4.2 to the Company's Registration Statement on Form S-8 (No. 33-82008) filed with the Commission on July 27, 1994)

     4.3* Specimen Common Stock Certificate of the Company

     4.4* Specimen Series A-2 Preferred Stock Certificate of the Company

     4.5* Specimen Series A-5 Preferred Stock Certificate of the Company

     4.6* Specimen Series A Preferred Stock Certificate of the Company

     4.7* Specimen Series B Preferred Stock Certificate of the Company

     4.8* Specimen Series C Preferred Stock Certificate of the Company

     4.9* Specimen Series D Preferred Stock Certificate of the Company

     4.10*Specimen Series E Preferred Stock Certificate of the Company

     4.11 Loan and Security Agreement, dated May 5, 1995, among FINOVA Capital Corporation and Overhill Farms, Inc. (incorporated by reference from the Company's Current Report on Form 8-K, dated May 5, 1995)

     4.12 Secured Promissory Note in principal amount of $2,000,000, dated May 5, 1995 (incorporated by reference from the Company's Current Report on Form 8-K, dated May 5, 1995)

     4.13 Secured Promissory Note in principal amount of $4,000,000, dated May 5, 1995 (incorporated by reference from the Company's Current Report on Form 8-K, dated May 5, 1995)

     4.14 Intercreditor and Subordination Agreement, dated May 5, 1995, among FINOVA Capital Corporation, Rice Partners II, L.P., and Overhill Farms, Inc. (incorporated by reference from the Company's Current Report on Form 8-K, dated May 5, 1995)

     4.15 Note Purchase Agreement, dated May 5, 1995, among Rice Partners II, L.P. and Overhill Farms, Inc. (incorporated by reference from the Company's Current Report on Form 8-K, dated May 5, 1995)

     4.16 Senior Subordinated Note in principal amount of $13,000,000, dated May 5, 1995 (incorporated by reference from the Company's Current Report on Form 8-K, dated May 5, 1995)

     4.17 Nonrecourse Continuing Corporate Guaranty, dated May 5, 1995, by Polyphase Corporation (incorporated by reference from the Company's Current Report on Form 8-K, dated May 5, 1995)

     5.1* Opinion of Jenkens & Gilchrist, a Professional Corporation

     23.1**  Consent of Ernst & Young LLP

     23.2**  Consent of Price Waterhouse LLP

     23.3**  Consent of Axley & Rode, LLP

     23.4* Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1)

     24.1*   Power of Attorney

____________________
*  Previously filed.

** Filed herewith.



ITEM 17.  Undertakings.
          ------------

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on September 27, 1995.

                                    POLYPHASE CORPORATION


                                    By:  /s/ Paul A. Tanner
                                         -------------------
                                         Paul A. Tanner, President and
                                         Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 27th day of September, 1995.


     Signature                               Capacity
     ---------                               --------
/s/ Paul A. Tanner      President, Chief Executive Officer and Chairman of
--------------------    the Board  (Principal Executive Officer)
Paul A. Tanner

      *                 Executive Vice President and Director
--------------------
James Rudis
      *                 Senior Vice President and Treasurer
--------------------    (Principal Accounting and Financial Officer)
William E. Shatley
      *                 Director
--------------------
Michael F. Buck
      *                 Director
--------------------
George R. Schrader


*  By:  /s/ Paul A. Tanner
        ------------------
        Paul A. Tanner
        Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                   Sequentially
Exhibit No.                      Description                       Numbered Page
-----------                      -----------                       -------------
        4.1  Articles of Incorporation of the Company, as
             amended (incorporated by reference from Exhibit 4.1
             and Exhibits 4.3 through 4.8 to the Company's
             registration statement on Form S-8 (No. 33-82008),
             filed with the Commission on July 27, 1994 and from
             Exhibit 4.9 to the Company's Registration Statement
             on Form SB-2 (No. 33-85334), filed with the
             Commission on October 19, 1994)
        4.2  Bylaws of the Company (incorporated by reference
             from Exhibit 4.2 to the Company's Registration
             Statement on Form S-8 (No. 33-82008) filed with the
             Commission on July 27, 1994)
        4.3* Specimen Common Stock Certificate of the Company
        4.4* Specimen Series A-2 Preferred Stock Certificate of
             the Company
        4.5* Specimen Series A-5 Preferred Stock Certificate of
             the Company
        4.6* Specimen Series A Preferred Stock Certificate of
             the Company
        4.7* Specimen Series B Preferred Stock Certificate of
             the Company
        4.8* Specimen Series C Preferred Stock Certificate of
             the Company
        4.9* Specimen Series D Preferred Stock Certificate of
             the Company
       4.10* Specimen Series E Preferred Stock Certificate of
             the Company
       4.11  Loan and Security Agreement, dated May 5, 1995,
             among FINOVA Capital Corporation and Overhill
             Farms, Inc. (incorporated by reference from the
             Company's Current Report on Form 8-K, dated May 5,
             1995)
       4.12  Secured Promissory Note in principal amount of
             $2,000,000, dated May 5, 1995 (incorporated by
             reference from the Company's Current Report on Form
             8-K, dated May 5, 1995)
       4.13  Secured Promissory Note in principal amount of
             $4,000,000, dated May 5, 1995 (incorporated by
             reference from the Company's Current Report on Form
             8-K, dated May 5, 1995)
       4.14  Intercreditor and Subordination Agreement, dated
             May 5, 1995, among FINOVA Capital Corporation, Rice
             Partners II, L.P., and Overhill Farms, Inc.
             (incorporated by reference from the Company's
             Current Report on Form 8-K, dated May 5, 1995)
       4.15  Note Purchase Agreement, dated May 5, 1995, among
             Rice Partners II, L.P. and Overhill Farms, Inc.
             (incorporated by reference from the Company's
             Current Report on Form 8-K, dated May 5, 1995)
       4.16  Senior Subordinated Note in principal amount of
             $13,000,000, dated May 5, 1995 (incorporated by
             reference from the Company's Current Report on Form
             8-K, dated May 5, 1995)
       4.17  Nonrecourse Continuing Corporate Guaranty, dated
             May 5, 1995, by Polyphase Corporation (incorporated
             by reference from the Company's Current Report on
             Form 8-K, dated May 5, 1995)
       5.1*  Opinion of Jenkens & Gilchrist, a Professional
             Corporation

     23.1**  Consent of Ernst & Young LLP
     23.2**  Consent of Price Waterhouse LLP
     23.3**  Consent of Axley & Rode, LLP
     23.4*   Consent of Jenkens & Gilchrist, a Professional
             Corporation (included in Exhibit 5.1)
     24.1*   Power of Attorney

____________________
*  Previously filed.

** Filed herewith.